Exhibit 10.1
ZOETIS INC.
2013 EQUITY AND INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD

Zoetis Inc. (the “Company”) has granted to the person named below (the “Participant”), an Award of Restricted Stock Units under Section 8.1 of the Zoetis Inc. 2013 Equity and Incentive Plan, as amended and restated (the “Plan”). This Award is subject to all of the terms, definitions and provisions of this Restricted Stock Unit Award (this “RSU Award”) and the Plan, which is incorporated herein by reference, as follows:
Participant Name:            _______________
Date of Grant:    _______________
Number of Restricted Stock Units:     _______________
Unless otherwise defined in this RSU Award, the terms used in this RSU Award shall have the meanings defined in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this RSU Award, the terms and conditions of the Plan will prevail.

1.Vesting Schedule.
    (a)    Regular Vesting Schedule. Subject to the acceleration provisions set forth below, 100% of the total Number of Restricted Stock Units subject to this Award shall vest and be settled on the first anniversary of the Date of Grant (the “Settlement Date”); provided that, except as set forth in Section 1(b) below, this Award shall cease vesting immediately upon Participant’s Termination of Service.
        Except as set forth in Section 1(b) below, Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest on such date or occurrence unless Participant has continuously and actively been providing services to the Company from the Date of Grant until the date such vesting occurs. The Administrator (or any delegate) shall have the sole discretion to determine when Participant is no longer employed or providing services for purposes of this Award and participation in the Plan.
        (b)    Accelerated or Special Vesting Conditions
    Subject to the general provisions above, in the event of the following circumstances, the following vesting and settlement provisions shall apply:
(i)    Death. In the event of Participant’s Termination of Service due to Participant’s death, 100% of the Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest immediately and be settled within 60 days following such Termination of Service. The person named in Participant’s will or Participant’s beneficiary, as the case may be, will receive the Shares issued upon settlement of Participant’s Restricted Stock Units, subject to applicable law.

4144-2615-3251.3

(ii)    Disability. In the event of Participant’s Termination of Service due to Participant’s Disability (as defined below), 100% of the Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest immediately and be settled within 60 days following such Termination of Service. For purposes of this Award, “Disability” shall mean that Participant is unable to perform his or her duties as a Director due to disability or incapacity of more than a temporary nature, as determined by the Board of Directors.
(iii)    Termination of Service at Conclusion of Term. In the event of Participant’s Termination of Service at the conclusion of the term for which he or she was elected, 100% of the Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest immediately and be settled within 60 days following such Termination of Service.
    (iv)    Other Termination of Service. In the event of Participant’s Termination of Service before the conclusion of the term for which he or she was elected other than by reason of death, Disability, or a Change in Control, a pro-rata portion of the Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will vest immediately and be settled within 60 days following such Termination of Service. For this purpose, the pro-rata portion of the Award that vests will be determined based on the number of days that Participant was a Director from the Date of Grant through the date of Participant’s Termination of Service as compared to the total number of days from the Date of Grant to the first anniversary of the Date of Grant. The balance of the Restricted Stock Units that have not vested as of the date of Participant’s Termination of Service and do not vest as a result of Participant’s Termination of Service will be immediately forfeited without consideration. The Company shall have the sole discretion to determine when and under what circumstances Participant’s Termination of Service occurs for purposes of this RSU Award.
    (v)    Change in Control. In the event of a Change in Control while Participant is serving as a Director, 100% of the Restricted Stock Units subject to this Award (including dividend equivalents with respect thereto credited pursuant to Section 7 below) will immediately vest and be settled; provided, however, that if the Change in Control does not qualify as a “change of control” under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and this Award constitutes non-exempt deferred compensation within the meaning of Section 409A, settlement of such Restricted Stock Units will instead be made on the normal Settlement Date subject to earlier payout on, the earlier of: (i) the date of Participant’s Termination of Service (within 60 days thereafter), or (ii) the occurrence of a Change in Control which qualifies as a “change of control” under Section 409A.
(vi)    Section 409A. Notwithstanding the foregoing provisions of this Section 1(b), settlement upon Participant’s Termination of Service shall not occur unless such Termination of Service is also a “separation from service” (within the meaning of Section 409A).
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share of Common Stock if the Restricted Stock Unit vests. Unless and until the Restricted Stock Units have vested in the manner set forth in Section 1 above, Participant will have no right to payment of any Shares. Prior to actual payment of any Shares, such Restricted Stock Unit will represent an unsecured obligation of the Company. Restricted Stock Units will be automatically settled and paid to Participant in Shares (cash will be paid in lieu of any fractional Shares) upon the Settlement Date (or earlier date for settlement provided in Section 1(b)) of such Restricted Stock Units, subject to Participant satisfying any applicable tax, tax withholding or other obligations as set forth in Section 5 and any other requirements or

2023 Zoetis Inc. Director RSU Award Agreement

restrictions that may be imposed by the Company to comply with applicable laws or facilitate administration of the Plan.
3.Inappropriate Activity; Clawbacks.
(a)    Forfeiture for Inappropriate Activity. To the extent permitted by applicable law, if at any time Participant engages in any of the activities listed below, this Award (including any vested portion thereof) shall immediately terminate in its entirety and be forfeited without consideration. The activities subject to this paragraph are any activity inimical, contrary or harmful to the interests of the Company or any Affiliate, including, but not limited to: (A) conduct related to Participant’s service as a Director for which either criminal or civil penalties against Participant may be sought, (B) violation of Company or any Affiliate policies, including, without limitation, the Company’s insider trading policy, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to a person or entity that is in competition with or acting against the interest of the Company or any Affiliate while serving as a Director, (D) disclosing or misusing any confidential information or material concerning the Company or any Affiliate, or (E) participating in an attempted hostile takeover of the Company.
(b)    Clawbacks. The Company shall recover all or a portion of any compensation realized by Participant under this Award as defined in and to the extent required by regulations or stock exchange requirements adopted pursuant to the Dodd-Frank Act.
4.Tax Obligations. Regardless of any action the Company takes with respect to any or all applicable national, local, or other taxes or social contributions, withholdings, required deductions, or other payments, if any, that arise upon the grant, vesting or settlement of the Restricted Stock Units or the holding or subsequent sale of Shares, and the receipt of dividends (or dividend equivalent units), if any (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this RSU Award , including grant, vesting, settlement, the holding or subsequent sale of Shares acquired under the Plan, and the receipt of dividends (or dividend equivalents), if any; and (b) does not commit to and is under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items, or achieve any particular tax result. Further, if Participant has become subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding any contrary provision of this RSU Award, no Shares will be issued (or other payment made) to Participant, unless and until satisfactory arrangements (as determined by the Administrator) have been made by Participant with respect to the payment of any Tax-Related Items that the Company determines must be satisfied with respect to such Shares.
The Company may require Participant to satisfy applicable tax withholding obligations (if any) by (a) paying cash, (b) having the Company withhold Shares otherwise deliverable to Participant to satisfy the minimum withholding obligation (but only limited to such minimum to the extent required to avoid adverse tax consequences), (c) having the Company withhold the required amount from Participant’s cash compensation or any other payment of any kind otherwise due to Participant,, (d) surrendering already-owned Shares having a Fair Market Value

2023 Zoetis Inc. Director RSU Award Agreement

equal to the minimum statutory withholding (but only limited to such minimum to the extent required to avoid adverse tax consequences), or (e) pursuant to such other procedures as may be specified by the Administrator from time to time. The Company in its discretion will have the right (but not the obligation) to satisfy any applicable tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant or by withholding such amounts from other compensation payable to Participant. If Participant fails to make satisfactory arrangements for the payment of any applicable tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to be settled, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
5.Rights as Stockholder. Until the issuance of the Shares subject to this Award (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of capital stock shall exist with respect to this Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7 below and Section 3.2 of the Plan
6.Dividend Equivalent Units. Unless otherwise set forth in any applicable Country-Specific Addendum, if the Company declares a cash dividend on its Common Stock, Participant will be entitled to be credited with dividend equivalent units equal to (i) the amount of such dividend declared and paid with respect to one share of Common Stock, multiplied by (ii) the number of Restricted Stock Units subject to this Award plus the number of dividend equivalent units previously credited with respect to such Restricted Stock Units that are outstanding on the applicable dividend record date with respect to such dividend payment date, divided by (iii) the Fair Market Value of a Share of Common Stock on the dividend record date. Dividend equivalent units will not be credited with interest. Each dividend equivalent unit represents one Share of Common Stock and will be paid in Shares at the same time and to the same extent to which the Company issues the Shares underlying the Restricted Stock Units with respect to which they were credited. The Administrator may prospectively change the method of crediting dividend equivalent units as it, in its sole discretion, determines appropriate from time to time.
7.No Guarantee of Continued Service or Grants. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS RSU AWARD, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO APPLICABLE LAWS).
Participant also acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have

2023 Zoetis Inc. Director RSU Award Agreement

been granted repeatedly in the past, and all decisions with respect to future grants of Restricted Stock Units or other Awards, if any, will be at the sole discretion of the Company; (c) all decisions with respect to future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are extraordinary items that do not constitute regular compensation for services rendered to the Company, and are outside the scope of Participant’s service contract, if any; (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation; (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying this Award. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
9.Address for Notices. Except as required under Section 15, any notice to be given to the Company under the terms of this RSU Award shall be addressed to the Company, in care of its General Counsel at Zoetis Inc., 10 Sylvan Way, Parsippany, New Jersey, or at such other address as the Company may hereafter designate in writing.
10.Non-Transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer.
11.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein and to the other terms and conditions of the Plan, this RSU Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
12.Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of this Award or the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the grant of this Award or the issuance of Shares to Participant (or his or her beneficiary or estate), such grant or issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the grant of this Award or the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer the grant of this Award or the delivery of the Shares until the earliest date at which the Company reasonably anticipates that the grant of this Award or the delivery of Shares will no longer cause such violation. The Company shall have no obligation, and will have no liability

2023 Zoetis Inc. Director RSU Award Agreement

for failure, to satisfy the requirements of any such state, federal or foreign law or securities exchange or to obtain any such consent or approval of any such governmental authority. The Company shall not be obligated to treat this Award as outstanding or issue any Shares pursuant to this Award at any time if the grant of this Award or the issuance of Shares pursuant to this Award violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.
Furthermore, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant understands that the laws of the country in which he or she is resident at the time of grant or vesting or settlement of this Award or the holding or disposition of Shares or receipt of dividends (or dividend equivalent units), if any (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the grant of this Award or the issuance of Shares or may subject Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to this Award or the Shares. Notwithstanding any provision herein, this Award and any Shares issuable hereunder shall be subject to any special terms and conditions or disclosures as set forth in any addendum for Participant’s country (the “Country-Specific Addendum”), which forms part this RSU Award.
13.Administrator Authority. The Administrator has the power to interpret the Plan and this RSU Award and to adopt such rules for the administration, interpretation and application of the Plan and this RSU Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this RSU Award.
14.Electronic Delivery and Language. The Company may, in its sole discretion, decide to deliver any documents related to this Award, any future restricted stock units or other equity awards granted by the Company, whether under the Plan or otherwise, or any other Company securities by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company. If Participant has received this RSU Award, including appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
15.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this RSU Award.

2023 Zoetis Inc. Director RSU Award Agreement

16.Severability. In the event that any provision in this RSU Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this RSU Award.
17.Modifications to the RSU Award and the Plan.
(a)    This RSU Award and the Plan constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.
(b)    In the event of a Change in Capitalization (as defined in Section 3.2 of the Plan), the Administrator shall make equitable adjustments to this Award as provided in Section 3.2 of the Plan. Except as provided in the preceding sentence, modifications to this Award can be made only in an express written contract executed by a duly authorized officer of the Company.
(c)    The Administrator expressly reserves the right to terminate this RSU Award prior to the Settlement Date, in which case the number of Restricted Stock Units and related dividend equivalent units shall be calculated as if the Settlement Date was the trading day immediately prior to the date of such termination (without proration to reflect the shortened vesting period), and shall be settled immediately; provided, however, that if immediate settlement is not permitted under Section 409A of the Code, such Restricted Stock Units and related dividend equivalent units shall be converted to cash based on the Fair Market Value of a Share of Common Stock on the date of termination of the Award and such amount shall be paid to Participant at the earliest date permitted under Section 409A of the Code.
(d)    Notwithstanding anything to the contrary in the Plan or this RSU Award, the Company reserves the right to revise this RSU Award as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this RSU Award.
(e)    Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time, subject to the terms of the Plan.
18.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Personal Data (as described below) by and among, as applicable, the Company, any of its Affiliates, and third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that refusal or withdrawal of consent will affect Participant’s ability to participate in the Plan; without providing consent, Participant will not be able to participate in the Plan or realize benefits (if any) from this Award.

2023 Zoetis Inc. Director RSU Award Agreement

Participant understands that the Company and its Affiliates and any designated third parties may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, compensation, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Restricted Stock Units, Shares, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”). Participant understands that Personal Data may be transferred to any Affiliates or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate and its payroll provider.

Participant should also refer to the Zoetis Privacy Policy (which is available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Participant’s Personal Data.
19.Foreign Exchange Fluctuations and Restrictions. Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease. Participant also understands that neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units or Shares received (or the calculation of income or Tax-Related Items thereunder). Participant understands and agrees that any cross-border remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Participant to provide such entity with certain information regarding the transaction.
20.Governing Law. This RSU Award will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this RSU Award or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey and agree that such litigation will be conducted in the state courts of Morris County, New Jersey, or the federal courts of the United States for the District of New Jersey, and no other courts.
21.Acceptance of Award. By Participant’s acceptance of this RSU Award, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of this RSU Award (including any Country-Specific Addendum hereto) and the Plan, and any ancillary documents, all of which are being delivered simultaneously with, and made a part of, this RSU Award. In addition, Participant acknowledges and agrees that Participant has reviewed the Plan and this RSU Award in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this RSU Award and fully understands all provisions of the Plan and this RSU Award. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this RSU Award. Participant further agrees to notify the Company upon any change in Participant’s residence address.

2023 Zoetis Inc. Director RSU Award Agreement

2023 Zoetis Inc. Director RSU Award Agreement